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                                                                    EXHIBIT 99.1


                                  PRESS RELEASE
                                  -------------


                       FOR FURTHER INFORMATION CONTACT: A. Ernest Whiton
                                                        Chief Financial Officer
                                                        ZOLL Medical Corporation
                                                        781-229-0020





FOR IMMEDIATE RELEASE



                       ZOLL MEDICAL CORPORATION ANNOUNCES
                          RECORD SECOND QUARTER RESULTS


     Burlington, MA, April 17, 2003 - ZOLL Medical Corporation (Nasdaq: ZOLL), a manufacturer of non-invasive cardiac resuscitation devices which provide pacing and defibrillation, today announced record second quarter revenues of $46,589,000, an increase of 34% as compared to revenues of $34,713,000 in the second quarter of last year. Net income for the quarter was $2,755,000, or $0.30 per diluted share, compared to $1,897,000, or $0.21 for the comparable prior year quarter, an increase of 43%.

     The Company experienced growth in all major business segments during the second quarter. Total North American shipments increased 31% as compared to the previous year. Equipment sales to the North American hospital market increased 57% to $18.1 million, as compared to the second quarter of 2002. North American pre-hospital equipment sales increased 19% to $13.1 million over the same period a year ago. International sales increased 48% to $10.4 million as compared to the prior year quarter. Total sales of the new AED Plus product, which was not available at this time last year, accounted for $4.9 million of revenue.

     Gross margins for the second quarter decreased from 56% to 55% as compared to the prior year. The high rate of growth of International shipments and the shipment of a large U.S. Military order both contributed to this decline.

     Commenting on the second quarter results, Richard A. Packer, President and Chief Executive Officer of ZOLL, observed, "During the quarter, ZOLL shipped approximately $6.8 million to the United States Military under the previously announced $8.9 million sole source award from the Patient Movement Item program. This award represented the single largest order in our Company's history. This shipment was a hallmark of the quarter and contributed significantly to North American Hospital growth. Our International businesses also had another outstanding quarter. All of our direct operations grew, with particular strength in the United Kingdom, Germany and Australia. We also saw good growth in certain distributor businesses, particularly China, where we shipped additional M-Series to the Chinese military. We have added significant selling and marketing resources in International operations over the past two years and this investment continues to pay off."

     Reviewing ZOLL's progress in the AED market, Mr. Packer stated, "Sales of our new public access defibrillator, the AED Plus, have continued to gain good traction. During the second quarter, we increased sales by

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26% sequentially as compared to the first quarter. We are seeing significant growth in both North American and International sales. We have gained nearly 10% of the market within less than one full year of shipping the product and we are still in the process of building our distribution channels. Our highly differentiated product is meeting with good acceptance and we hope to accelerate growth as we further strengthen our distribution channels and our distributors gain experience selling the product's unique features. Toward this goal, during the quarter we added an additional six sales people to our North American Alternative Distribution team. The AED business is now profitable for us and we will continue to prudently add selling resources as we build the business."

     Commenting on the short-term outlook, Mr. Packer said, "Strong themes drive our businesses. The need for early defibrillation and the technology transition to biphasic, provide reasons for customers to buy our equipment. The competitive environment for our products has remained stable. During the second half of fiscal 2003, we see continued strong International sales growth and steady progress in the growth of our AED business. However, our outlook is more cautious in the North American EMS and Hospital markets. The pressure on state and municipal budgets persists which will constrain capital spending in the EMS market. General economic uncertainty may result in a more difficult Hospital market. Therefore, our outlook is now slightly more conservative than it would be in a more favorable economic environment. However, we still anticipate record second half results, in terms of both sales and earnings."

     Mr. Packer concluded his comments, "With strength in some segments, but with a cautious outlook in other segments, we expect to exit fiscal 2003 with solid global momentum and a record year. We will continue to invest significant sales and marketing resources to expand our global market presence. We believe we can gain significant market share in the rapidly growing public access market. The longer term outlook remains unchanged as the need for improved resuscitation is as pressing as ever, and our company is well positioned to benefit from the long term growth drivers of early defibrillation and biphasic technology."

Additionally, in March, ZOLL finalized negotiations and executed a long-term lease on a new facility in nearby Chelmsford, MA. ZOLL will be relocating all operations currently in Burlington, MA to this new facility in the month of July. The current facility can no longer sustain the company's growth and its lease terminates at the end of July. The company does not anticipate any significant effect on its business as a result of this move.

ZOLL Medical Corporation, headquartered in Burlington, MA, designs, manufactures and markets an integrated line of proprietary, non-invasive resuscitation devices and disposable electrodes. Used by health care professionals to provide both types of cardiac resuscitation - pacing and defibrillation - these products are essential in the emergency treatment of cardiac arrest victims, both inside and outside the hospital. ZOLL also designs and markets software that automates collection and management of both clinical and non-clinical data for emergency medical service providers. ZOLL has operations in the United States, Canada, United Kingdom, Germany, France, the Netherlands, and Australia, and business partners in all of the world's major markets. For more information about ZOLL and its products, visit the ZOLL web site at WWW.ZOLL.COM.

Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, the intent, belief or current expectations of the Company, its directors or its officers, primarily with respect to the Company's business model and future operating performance of the Company, including expectations regarding results in future periods, operating performance our ability to grow AED sales, our ability to increase our International sales, our anticipation regarding second half results, our ability to capture market share and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled "Risk Factors" in the Company's Quarterly Report on Form 10-Q filed on February 12, 2003, including the future performance of the direct sales operations, as well as uncertainties regarding the market acceptance and profitability of the ZOLL AED Plus, the length and severity of the current economic slowdown and its impact on capital spending budgets, the reduction in overall capital equipment expenditures in the hospital and pre-hospital markets, the impact
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of governmental budget restraints on the purchase of capital equipment, the impact on the Company's operations during its planned move to Chelmsford, Massachusetts, the length and severity of the current SARS, or severe acute respiratory syndrome, the continued war in the Middle East, the impact of the war on terrorism, the potential disruption in the transportation industry on the Company's supply chain and product distribution channels, and the desire or ability of other parties to purchase the Company's products.


                          (FINANCIAL RESULTS TO FOLLOW)




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                            ZOLL MEDICAL CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)





                                                        March 30,    September 29,
                                                             2003             2002
                                                        --------------------------
ASSETS
Current assets:
     Cash and cash equivalents                           $ 55,049         $ 55,658
     Short-term investments                                10,457           10,130
     Accounts receivable, net                              43,773           42,927
     Inventory                                             33,554           29,140
     Prepaid expenses and other current assets              3,805            4,049
                                                         --------         --------
Total current assets                                      146,638          141,904
Property and equipment, net                                20,124           19,542
Other assets, net                                           7,943            4,408
                                                         --------         --------
                                                         $174,705         $165,854
                                                         ========         ========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                    $  8,944         $ 10,014
     Accrued expenses and other liabilities                15,752           12,780
                                                         --------         --------
Total current liabilities                                  24,696           22,794
Deferred income taxes                                       1,148            1,148
Total stockholders' equity                                148,861          141,912
                                                         --------         --------
                                                         $174,705         $165,854
                                                         ========         ========


                            ZOLL MEDICAL CORPORATION
                    CONDENSED CONSOLIDATED INCOME STATEMENTS

                 (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)





                                                THREE MONTHS ENDED                      SIX MONTHS ENDED

                                           March 30,           March 31,            March 30,         March 31,
                                             2003                2002                 2003              2002
                                         -----------------------------------------------------------------------
Net sales                                  $  46,589           $  34,713           $  89,681         $  68,058
Cost of goods sold                            21,146              15,420              41,188            29,906
                                           ---------           ---------           ---------         ---------
Gross profit                                  25,443              19,293              48,493            38,152
Expenses:
     Selling and marketing                    15,168              11,320              29,397            22,432
     General and administrative                3,214               2,512               6,210             5,018
     Research and development                  3,644               2,958               6,700             5,650
                                           ---------           ---------           ---------         ---------
     Total expenses                           22,026              16,790              42,307            33,100
Income from operations                         3,417               2,503               6,186             5,052
Income before taxes                            4,112               2,874               7,516             5,743
                                           =========           =========           =========         =========
Net income                                 $   2,755           $   1,897           $   5,036         $   3,791
                                           =========           =========           =========         =========
Earnings per share:
Basic                                      $    0.31           $    0.21           $    0.56         $    0.43
                                           =========           =========           =========         =========
Diluted                                    $    0.30           $    0.21           $    0.55         $    0.41
                                           =========           =========           =========         =========
Weighted average common shares:
Basic                                      9,034,000           8,914,000           9,001,000         8,904,000
Diluted                                    9,247,000           9,159,000           9,197,000         9,153,000


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